EXHIBIT J

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use in this Post-effective Amendment No. 12 to the Registration Statement for the Santa Barbara Group of Mutual Funds, Inc. of all references to our firm included in or made a part of this Amendment.





McCurdy & Associates CPA's, Inc.
Westlake, Ohio
May 31, 2002







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